EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

Nuveen Unit Investment Trust, Series 184

We consent to the use of our report dated March 15, 2017, with respect to the financial statements of Nuveen Unit Investment Trust, Series 184, comprising Nuveen Formula 10 Dow Portfolio, 1Q 2017, Nuveen Formula 30 S&P Portfolio, 1Q 2017 and Nuveen Formula Global 50 S&P Portfolio, 1Q 2017, included in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-215754) and related Prospectus and to the reference to our firm under the heading “Experts,” in Part B of the Prospectus.

/s/ KPMG LLP

KPMG LLP

Chicago, Illinois

March 15, 2017